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                                                                     EXHIBIT 3.1
                                                                     -----------

                          TOMMY HILFIGER CORPORATION

                      (An International Business Company)

                      CERTIFIED TRUE COPY OF A RESOLUTION
                       ADOPTED BY THE BOARD OF DIRECTORS
                  PURSUANT TO THE ARTICLES OF ASSOCIATION OF
                 THE COMPANY ON THE 31/ST/ DAY OF JANUARY, 1998


AMENDMENT TO MEMORANDUM OF ASSOCIATION
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1.   RESOLVED, that pursuant to Paragraph 12 of the Company's Memorandum of
     Association (the "Memorandum") and Paragraph 46 of the Company's Articles of Association (the "Articles"), Paragraph 6 of the Memorandum be, and hereby is, amended to increase the authorized capital of the Company from $550,000.00 to $800,000.00; and

2. RESOLVED, that pursuant to Paragraph 12 of the Memorandum and Paragraph 46 of the Articles, Paragraph 7 of the Memorandum be, and hereby is, amended to increase the number of authorized shares of Ordinary Shares (par value $.01 per share) from 50,000,000 to 75,000,000.


Dated this 5/th/ day of May, 1998.


                            /s/ Richard Parsons
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                            HWR SERVICES LIMITED
                            Registered Agent